Exhibit 2.1

STOCK AND ASSET PURCHASE AGREEMENT

BETWEEN:

-           Warnaco Netherlands BV, a corporation incorporated in the Netherlands, with a capital of 254,470 euros, having its principal office at Farantweg 4, Zone M452, 4791RR Klundert, the Netherlands, represented by Helen McCluskey, duly authorized for the purpose hereof (hereinafter referred to as "Warnaco");

AND:

-           Palmers Textil Aktiengesellschaft, a stock corporation with a capital of 2,981,926.80 euros, having its principal office at Palmerstrasse 6-8, 2351 Wiener Neudorf, Austria (hereinafter referred to as the "Purchaser"), represented by Thomas Weber;

Table of Contents

ARTICLE 1

DEFINITIONS

1.1	Defined Terms.	1
1.2	General Interpretive Principles.	6

ARTICLE 2

PURCHASE AND SALE OF THE TRANSFERRED SUBSIDIARY STOCK AND PURCHASED ASSETS; ASSUMPTION OF LIABILITIES

2.1	Sale and Assignment.	7
2.2	Transfer and Delivery of the Transferred Subsidiary Stock, the Purchased Assets and the Assumed Liabilities.	8

ARTICLE 3

PURCHASE PRICE AND ADJUSTMENTS

3.1	Purchase Price.	8
3.2	Adjustment of Purchase Price.	8
3.3	Payment of the Purchase Price.	10
3.4	Allocation of Purchase Price.	11
3.5	Taxes and Withholdings.	11

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF WARNACO

4.1	Corporate Existence.	12
4.2	Corporate Authority.	12
4.3	Transferred Subsidiaries Stock.	12
4.4	Brokers or Finders.	13
4.5	Financial Statements.	13
4.6	No Insolvency.	13
4.7	No Undisclosed Liabilities.	14
4.8	Absence of Certain Changes.	14
4.9	Title to Properties.	14
4.10	Real Property.	14
4.11	Leases.	14
4.12	Assets.	14
4.13	Commercial and Other Related Contracts.	15
4.14	Insurance.	16
4.15	Company Litigation.	16
4.16	Environmental Matters.	17
4.17	Compliance with Laws.	17
4.18	Employee Benefit Plans.	17

4.19	Tax Matters.	17
4.20	Intellectual Property.	18
4.21	Labor Matters.	18
4.22	Bank Accounts.	19
4.23	No Other Representations.	19

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

5.1	Organization and Standing.	19
5.2	Power and Authority.	19
5.3	Valid and Binding.	20
5.4	Financing.	20
5.5	Absence of Litigation.	20
5.6	Consents.	21
5.7	Ability to Evaluate and Bear Risks.	21
5.8	Investigation by the Purchaser; Sellers' Liability.	21
5.9	Brokers or Finders.	21

ARTICLE 6

COVENANTS

6.1	Interim Operations of the Company	22
6.2	Access	23
6.3	Other Intercompany Arrangements.	23
6.4	Antitrust and Other Regulatory Filings	23
6.5	Transition Services Agreement	24
6.6	Insurance Policies	24
6.7	Financing Commitment	25
6.8	Efforts and Actions to Cause Closing to Occur and Post-Closing Actions	25
6.9	Notices of Certain Events Relating to Representations, Warranties and Covenants	25
6.10	Refinancing	26
6.11	Taiwan Co. Ltd	26
6.12	Warnaco Srl/Italy	26
6.13	Rillieux Lease	26
6.14	Knowledge of Breach; Prior Knowledge	26
6.15	Update of Disclosure Schedule	26

ARTICLE 7

CONDITIONS TO CLOSING

7.1	Conditions Precedent to Obligations of Purchaser and Warnaco.	27
7.2	Conditions Precedent to the Obligations of Warnaco.	27
7.3	Conditions Precedent to Obligation of Purchaser.	28

ARTICLE 8

CLOSING

8.1	Date and Place of Closing	28
8.2	Purchaser Obligations.	29
8.3	Warnaco Obligations.	29

ARTICLE 9

TERMINATION

9.1	Termination Events.	30
9.2	Effect of Termination.	30

ARTICLE 10

INDEMNIFICATION

10.1	Indemnification by Warnaco.	31
10.2	Survival; Threshold; De Minimis Claims; Maximum Amount.	31
10.3	Computation of Purchaser Losses; General Limitations.	32
10.4	Specific Matters.	35
10.5	Notice of claims; Defense.	35
10.6	Mitigation.	36
10.7	Resolution of All Tax-Related Disputes.	36
10.8	Sole Remedy.	36
10.9	Indemnification by the Purchaser.	36
10.10	Tax Effect of Indemnification Payments.	36

ARTICLE 11

GENERAL PROVISIONS

11.1	Cooperation.	37
11.2	Confidentiality.	37
11.3	Announcements.	37
11.4	Absence of Third Party Rights – Assignment.	37
11.5	Entire Agreement.	38
11.6	Waivers and Amendments.	38
11.7	Severability.	38
11.8	Interest.	38
11.9	Notices and Communications.	38
11.10	Costs.	39
11.11	Specific Performance.	39
11.12	No Survival.	39
11.13	Governing Law and Disputes.	39

RECITALS

WHEREAS Warnaco, through the Transferred Subsidiaries and the Asset Sellers (as defined below), is engaged in the business of manufacturing, selling, distributing, and marketing of products bearing the Lejaby Trademark, the Rasurel Trademark and the Elixir Trademark (as such terms are defined below) (the "Business").

WHEREAS certain logistical and administrative functions and business premises are shared by the Business and Warnaco and other Warnaco affiliates.

WHEREAS, as part of the acquisition process, the Purchaser and its representatives and advisors have had access to a data room and to management presentations and have been able to review a number of documents and information of a financial, accounting, fiscal, environmental, social, legal and operational nature concerning the Business (hereinafter collectively referred to as the "Due Diligence Information") during a due diligence review beginning October 18, 2007.

WHEREAS Warnaco desires to sell to Purchaser, and Purchaser desires to purchase from Warnaco, the Transferred Subsidiaries, the Purchased Assets and the Assumed Liabilities (as defined below), for the consideration set forth below, subject to the terms and conditions of this agreement (the "Agreement").

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1           Defined Terms.  For the purposes of this Agreement, the following terms and expressions will have the meanings ascribed to them below:

"Antitrust Clearance(s)" has the following meaning:

(a)           the issuance of a decision by the European Commission declaring the Transaction (as defined below) compatible with the common market pursuant to Article 6(1)(b), 8(1) or 8(2) of the EC Merger Regulation or the deemed declaration of the compatibility of the Transaction with the common market pursuant to Article 10(6) of the EC Merger Regulation; and/or

(b)           in the event that the whole or any part of the Transaction is referred to the competent authority of any Member State of the European Union pursuant to Article 9(3)(b) or Article 4.4 of the EC Merger Regulation or is deemed to be so referred pursuant to Article 9(5) or Article 4.4 of the EC Merger Regulation, the clearance (or if applicable under the relevant national Law, deemed clearance) of the whole or relevant part of the Transaction that was so referred or deemed to be referred.

"Asset Sellers" has the meaning ascribed to it in Section 2.1(b) hereof.

"Balance Sheet Date" means the date set forth in Section 4.5(a).

"Business" has the meaning set forth in the Recitals to the Agreement.

"Business Day" means any calendar day, except Saturdays, Sundays and official holidays, on which banks generally are open for the transaction of business in Paris, France, but shall include the Saturday immediately preceding the Closing Date.

"Business Financial Statements" has the meaning set forth in Section 4.5(a).

"Cash and Cash Equivalent" shall mean cash plus the positive balance of any bank account, other cash accounts, cash deposit accounts and readily marketable securities, which are transferred to Purchaser under this Agreement, minus the Litigation Reserve Amount.

"Closing" has the meaning ascribed to it in Section 8.1 hereof.

“Closing Cash” shall mean the Cash and Cash Equivalent at the close of business on the Business Day immediately preceding the Closing Date.

"Closing Date" has the meaning ascribed to it in Section 8.1 hereof.

"Closing Liabilities" shall mean the Liabilities at the close of business on the Business Day immediately preceding the Closing Date.

"Closing Net Working Capital" shall mean the Net Working Capital at the close of business on the Business Day immediately preceding the Closing Date.

"Confidentiality Agreement" has the meaning ascribed to it in Section 9.2 hereof.

"Contract" means any contract, agreement, obligation, undertaking, binding commitment, lease, license, mortgage, bond, note, indenture or instrument, whether written or oral, that is legally binding, and relates to the Business.

"Disclosure Schedule" means the disclosure schedule of even date herewith prepared and signed by Warnaco and delivered to the Purchaser simultaneously with the execution hereof as amended or supplemented by Warnaco pursuant to the terms hereof.

"Due Diligence Information" has the meaning ascribed to it in the recitals of this Agreement.

"Elixir Trademark" means the ELIXIR trademark, including any and all related applications and registration rights.

"Employee Benefit Plan" means each deferred compensation and each incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each medical, surgical, hospitalization, life insurance and other "welfare" plan, fund or program; each profit-sharing, stock bonus or other "pension" plan, fund or program; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Transferred Subsidiaries or the Asset Sellers, in respect of the Business, or to which any of the Transferred Subsidiaries or the Asset Sellers is party, in respect of the Business, for the benefit of any employee of the Business.

"Employment Taxes" means all taxes, charges, fees, duties, levies, penalties or other assessments relating to employment imposed by any federal, state, local or foreign governmental authority, including, without limitation, payroll, severance, social security, disability, occupation, service, and shall include interests, penalties or additions attributable thereto or attributable to any failure to comply with any requirement regarding Employment Tax returns.

"Encumbrances" means any and all liens, charges, security interests, options, claims, mortgages, pledges, proxies, voting trusts or agreements, obligations, understandings or arrangements or other restrictions on title or transfer of any nature whatsoever.

"Environmental Law" means all applicable Laws governing pollution or the protection of the environment.

"Excluded Assets" means the assets set forth on Exhibit B.

"Financial Statements" has the meaning set forth in Section 4.5(c).

"GAAP" means US GAAP unless otherwise specified, in each case as described in the accounting principles stated as Exhibit D.

"Governmental Body" means any court or government (federal, state, local, national, foreign or provincial) or any political subdivision thereof, including without limitation, any department, commission, board, bureau, agency or other regulatory, administrative or governmental authority or instrumentality.

"Governing Documents" means, with respect to any Person that is not a natural Person, the certificate or articles of incorporation, memorandum and articles of association, by-laws, deed of trust, formation or governing agreement and other charter or organizational documents or instruments governing the business or affairs of such Person.

"Indebtedness" means (a) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument, (c) all obligations under financing leases and (d) all liabilities secured by any lien on any property.

"Insurance Policy" means any insurance policy maintained by Warnaco or any of its Subsidiaries on behalf of the entities comprising the Business other than those the premiums of which are paid directly by the Transferred Subsidiaries (as defined below).

"Intellectual Property" means all intellectual property including (i) inventions and discoveries whether patentable or not, patents and patent applications, and know-how, (ii) trademark and service mark registrations and applications, logos, brand names, trade dress and other indicia of source of origin and goodwill of any business symbolized thereby, (iii) copyrightable works, copyright registrations and applications and mask work registrations and applications, databases, compilations, computer software, (iv) domain names and (v) trade secrets, in each case as may be owned by the Business on the date hereof.

"Knowledge of Warnaco" means the knowledge of the persons listed on Exhibit C.

"Law" means any statute, law, ordinance, rule, regulation, order, judgment or decree enacted, adopted, issued or promulgated by any Governmental Body in effect on the date hereof.

"Lejaby Trademark" means the LEJABY trademark, including any and all related applications and registration rights.

"Liabilities" means (i) bank loans and amounts due under credit facilities, including accrued interest, (ii) loans/payables to Warnaco Inc. and entities controlled directly or indirectly by Warnaco Inc. other than the Transferred Subsidiaries net of loans/receivables from Warnaco Inc. and entities controlled directly or indirectly by Warnaco Inc. other than the Transferred Subsidiaries, and (iii) the unfunded pension liabilities toward the employees of the Transferred Subsidiaries including amounts in respect of long service medal bonus awards at an agreed valuation of two million, five hundred thousand (2,500,000) euros and (iv) bonuses and related Employment Taxes due to the Supervisory Board and/or other employees of the Business which depend on the consummation of the Transaction or their continuance in office or employment for a period after Closing pursuant to the Retention Agreements and (v) liabilities under finance leases.  For the avoidance of doubt, Liabilities shall not include any amounts not transferred to Purchaser under this Agreement.

"Litigation Reserve Amount" shall mean one million, two hundred thousand (1,200,000) euros.

"Material Contract" has the meaning ascribed to it in Section 4.13(a) hereof.

"Net Working Capital" means account receivables net of provisions, inventory net of provisions, prepaid expenses (including other receivables and other current assets) less current liabilities (accrued liabilities, excluding sums pertaining to long service medal bonus awards already included in the unfunded pension liability amount for the calculation of Liabilities, accounts payable and income tax payable), but excluding any amount included in the Liabilities, of the Transferred Subsidiaries and the Asset Sellers in respect of the Business.

"Note" means the twelve million, five hundred thousand (12,500,000) euros non-interest promissory note due December 31, 2013, in the form attached hereto.

"Person" means and includes a natural person, a corporation, an association, a partnership, a limited liability company, a trust, a joint venture, an unincorporated organization or a Governmental Body.

"Proceeding" means any action, audit (including but not limited to statutory or administrative audit), hearing, inquiry, investigation, claim, complaint, litigation or suit (whether civil, administrative or criminal) commenced, brought, conducted or heard by or before any Governmental Body or arbitrator.

"Purchase Price" has the meaning ascribed to it in Section 3.1 hereof.

"Purchased Assets" means the assets, contracts and employees set forth on Exhibit E excluding any Excluded Asset.

"Purchaser" has the meaning ascribed to it in the Recitals of this Agreement.

"Purchaser Indemnified Persons" means the Purchaser and each of its Subsidiaries.

"Rasurel Trademark" means the RASUREL trademark, including any and all related applications and registration rights.

"Real Property" means all real property that is owned or used by the Transferred Subsidiaries or the Asset Sellers in respect of the Business or that is reflected as an asset on the Financial Statements.

"Reference Rate" means, as of any date specified in this Agreement, the EUROS Overnight Index Average (EONIA) rate published by the European Central Bank or if no rate is published on such a date, the latest rate published by the European Central Bank immediately preceding the date specified.

"Retention Agreements" means the letter dated October 11, 2007 from Joseph R. Gromek to Jack McLauglin, and the letters dated October 1, 2007 from Jay A. Galluzo to Hervé Jacquin, Yann Le Bornec, Eric Talbot, Roxane Chrétien and Andrea Mantegazza (all of which were included in the Due Diligence Information).

"Seller Indemnified Persons" means Warnaco and each of its Subsidiaries.

"Subsidiary" or "Subsidiaries" means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person.  The term "control" shall be construed in accordance with the provisions of Article L.233-3 of the French Code de commerce.

"Substituted Subsidiary" has the meaning ascribed to it in Section 11.4(b) hereof.

"Supervisory Board" means John McLaughlin, Hervé Jacquin, Yann Lebornec, Colette Candela and Eric Talbot.

"Surviving Provisions" means the provisions of ARTICLE 1, Section 9.2, ARTICLE 10 and ARTICLE 11 hereof.

"Target Closing Net Working Capital" shall mean €24,000,000.

"Tax" or "Taxes" means all taxes, charges, fees, duties, levies, penalties or other assessments imposed by any federal, state, local or foreign governmental authority, including income, gross receipts, excise, property, sales, gain, use, license, custom duty, unemployment, capital stock, transfer, franchise, payroll, withholding, social security, minimum estimated, profit, gift, severance, value added, disability, premium, recapture, credit, occupation, service, leasing, employment, stamp and other taxes, and shall include interest, penalties or additions attributable thereto or attributable to any failure to comply with any requirement regarding Tax Returns.

"Tax Benefits" means the sum of any increased deduction, loss, or credit then allowable or allowable in future years or decreases in income, gains or recapture of tax credits then allowable (including by way of amended Tax Returns) or allowable in future years, multiplied by the applicable relevant corporate income tax rate, and reduced, with respect to deductions, losses or credits allowable only in future years, by applying a discount rate of 8% from the earliest year in which such increased deductions, losses or credits would possibly be available.

"Tax Claim" means a claim for indemnification or defense arising out of a breach of a representation contained in Section 4.19, including reasonable attorneys' fees and expenses and reasonable accountants' fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of the rights of the Purchaser arising under Section 10.1.

"Taxing Authority" means any Governmental Body responsible for the imposition of any Tax.

"Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any such document prepared on a consolidated, combined or unitary basis and also including any schedule or attachment thereto, and including any amendment thereof.

"Third-Party Claim" has the meaning ascribed to it in Section 10.5.

"Transaction" has the meaning ascribed to it in Section 2.1(c).

"Transferred Subsidiaries Financial Statements" has the meaning set forth in Section 4.5(c).

"Transfer Taxes" means all sales, use, transfer, recording, ad valorem, privilege, documentary, gains, gross receipts, registration, conveyance, excise, license, stamp, duties or similar Taxes and fees.

"Transition Services Agreement" has the meaning set forth in Section 6.5.

1.2           General Interpretive Principles.  Unless the context otherwise requires, as used in this Agreement: (i) "or" is not exclusive; (ii) "including" and its variants mean "including, without limitation" and its variants; (iii) words defined in the singular have the parallel meaning in the plural and vice versa; (iv) words of one gender shall be construed to apply to each gender; (v) the terms "hereof," "herein," "hereby," "hereto," and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (vi) the terms "ARTICLE" "Section" "Exhibit" and "Schedule" refer to the specified ARTICLE, Section, Exhibit or Schedule of or to this Agreement; and (vii) any grammatical form or variant of a term defined in this Agreement shall be construed to have a meaning corresponding to the definition of the term set forth herein.

(a)           A reference to any Person includes such Person's successors and permitted assigns.

(b)           Any reference to "days" means calendar days unless Business Days are expressly specified.  If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall not be required to be done or taken on such day but on the first succeeding Business Day thereafter.

(c)           The Exhibits to this Agreement are incorporated herein by reference and made a part hereof for all purposes.

(d)           The headings and captions of the various Articles, Sections and other subdivisions hereof are for convenience of reference only and shall not modify, define or limit any of the terms or provisions of this Agreement.

(e)           Warnaco and the Purchaser, each represented by legal counsel, have each participated in the negotiation and drafting of this Agreement.  If an ambiguity or question of intent or interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or burdening either party by virtue of the authorship of any of the provisions of this Agreement.

ARTICLE 2

PURCHASE AND SALE OF THE TRANSFERRED SUBSIDIARY STOCK AND
PURCHASED ASSETS; ASSUMPTION OF LIABILITIES

2.1           Sale and Assignment.  Subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Closing and as of the Closing Date,

(a)           Warnaco shall sell, assign, transfer, convey and deliver to the Purchaser, and Purchaser shall purchase and acquire, free and clear of all Encumbrances, all of the outstanding shares of capital stock of the Subsidiaries of Warnaco listed on Exhibit F (together with Euralis SAS the "Transferred Subsidiaries") (such shares, the "Transferred Subsidiary Stock") (such purchase, the "Entity Purchase");

(b)           Warnaco shall or shall cause its affiliates listed on Exhibit G (collectively with Warnaco, the "Asset Sellers" and, together with the Entity Sellers, collectively the "Sellers") to sell, assign, transfer, convey and deliver to the Purchaser, and Purchaser shall purchase and acquire, all of the Asset Sellers' right, title and interest in the Purchased Assets; and

(c)           Warnaco shall assign, or shall cause the Asset Sellers to assign, and the Purchaser shall assume and shall agree to pay, perform and discharge when due, all liabilities and obligations of the Asset Sellers relating to the Business or the Purchased Assets, whether fixed, absolute, matured, unmatured, accrued or contingent, now existing or arising after the date hereof, including all liabilities and obligations under the Contracts assigned, to the extent such Contracts are assigned, including to the extent such liabilities and obligations are unpaid, undelivered or unperformed on the Closing Date, excluding (i) any liability under the pension obligations owed to Mr. Bilher under the service agreement dated June 13, 1991, and the managing director service agreement dated July 1980, as amended, and (ii) any liability under the Warners (United Kingdom) Limited’s pension scheme, and (iii) any bank loans, amounts due under credit facilities and accrued interest of the Asset Sellers and (iv) any loans/payables of the Asset Sellers to Warnaco Inc. and entities controlled directly or indirectly by Warnaco Inc. (the "Assumed Liabilities").  (The sale of the Purchased Assets and the Assumption of the Assumed Liabilities shall constitute the "Asset Purchase".  The Asset Purchase together with the Entity Purchase, shall constitute the "Purchase". The Purchase together with the other transactions contemplated by this Agreement shall constitute the "Transaction".)

2.2           Transfer and Delivery of the Transferred Subsidiary Stock, the Purchased Assets and the Assumed Liabilities.  The transfer documents to be executed, delivered and/or filed at Closing in connection with the Entity Purchase in each relevant jurisdiction shall be substantially in the form attached hereto as Exhibit H.  The conveyance, transfer and assumption documents to be executed, delivered and/or filed at Closing in connection with the Asset Purchase in each relevant jurisdiction shall be substantially in the form attached hereto as Exhibit I.

ARTICLE 3

PURCHASE PRICE AND ADJUSTMENTS

3.1           Purchase Price.

(a)           The consideration to be paid for the Transferred Subsidiary Stock, the Purchased Assets and the Assumed Liabilities (hereafter referred to as the "Purchase Price") shall be the aggregate of:

(i)           thirty two million, five hundred thousand (32,500,000) euros;

(ii)           plus the Note;

(iii)           plus the Estimated Closing Cash as adjusted pursuant to Section 3.3(b) below;

(iv)           minus the amount of the Estimated Closing Liabilities as adjusted pursuant to Section 3.3(b) below,

as adjusted by the Net Working Capital Adjustment referred to in Section 3.2(c) below, all to be paid pursuant to the provisions of 3.3.

3.2           Adjustment of Purchase Price.

(a)           No later than seven (7) Business Days prior to the Closing Date, Warnaco shall deliver to Purchaser a statement setting forth the amount of Cash and Cash Equivalents expected to be outstanding as of the close of business on the Business Day immediately preceding the Closing Date (the "Estimated Closing Cash").  The statement of Estimated Closing Cash shall be prepared in accordance with the accounting principles stated as Exhibit D hereof.

(b)           No later than seven (7) Business Days prior to the Closing Date, Warnaco shall deliver to Purchaser a statement setting forth the amount of Closing Liabilities expected to be outstanding as of the close of business on the Business Day immediately preceding the Closing Date (the "Estimated Closing Liabilities").  The statement of Estimated Closing Liabilities shall be prepared in accordance with the accounting principles stated as Exhibit D hereof.

(c)           No later than seven (7) Business Days prior to the Closing Date, Warnaco shall deliver to Purchaser a statement setting forth the amount of the difference between the expected Closing Net Working Capital (the "Estimated Closing Net Working Capital") and the Target Closing Net Working Capital (the "Estimated Closing Net Working Capital Adjustment").  This statement shall be prepared in accordance with the accounting principles stated as Exhibit D hereof.

(d)           Within ninety (90) days after the Closing Date, Warnaco shall prepare and deliver to Purchaser statements setting forth the actual Closing Cash, Closing Liabilities and Closing Net Working Capital (the "Statement").  The Statement shall be prepared in accordance with the accounting principles stated as Exhibit D hereof.  Exhibit J sets out an illustrative calculation of the Estimated Closing Net Working Capital.  Purchaser shall provide Warnaco and its representatives with reasonable access, during normal business hours, to the facilities, personnel and accounting records of the Business, to the extent reasonably necessary to permit Warnaco to prepare the Statement.

(e)           Warnaco and Purchaser shall have sixty (60) days after the delivery of the Statement during which to review such Statement.  Unless either party notifies the other in writing within such sixty (60) day period of any good faith objection to any such Statement, specifying in reasonable detail the items and amounts subject to such objection (the "Disputed Items"), the Statement to which no such objection shall have been so made shall be conclusive and binding on Warnaco and Purchaser.  If, within such sixty (60) day period, a party notifies the other in writing of any such objection, then the parties shall use reasonable efforts for sixty (60) days after the expiration of such initial sixty (60) day period to resolve in good faith their differences and agree upon any adjustments to the Statement, as the case may be.  Any Disputed Item which are not resolved by the mutual agreement of Purchaser and Warnaco within such sixty (60) day period shall be submitted for resolution to an internationally recognized independent certified public accounting firm that may be mutually acceptable to Warnaco and Purchaser (the "Independent Accounting Firm").  If the Independent Accounting Firm shall have refused its mission and Warnaco and Purchaser shall not have succeeded within a ten (10) day period in naming a mutually acceptable replacement, either party shall be entitled to request the designation of an Independent Accounting Firm by the President of the Commercial Court (Tribunal de commerce) of Paris.

Warnaco and Purchaser shall instruct the Independent Accounting Firm to limit its examination to the unresolved Disputed Items, to resolve any such unresolved Disputed Items in accordance with the requirements of this Agreement for any such items, and to use its best efforts to make its determination thereon within sixty (60) days after the referral of the Disputed Items to it in accordance herewith.  The resolution of any such unresolved Disputed Items by such Independent Accounting firm shall be made in a writing delivered to Warnaco and Purchaser and shall be final, conclusive and binding upon Warnaco and the Purchaser.  The fees and expenses charged by the Independent Accounting Firm shall be borne by the parties in a manner that is proportionate to the final decision of the Independent Accounting Firm: (For illustration purposes: in the event Purchaser were to propose adjustments totaling one hundred (100) euros, if the Independent Accounting Firm were to conclude that adjustments of one hundred (100) euros were warranted, Warnaco would bear 100% of the Independent Accounting Firm fees and disbursements; if the Independent Accounting Firm were to conclude that no adjustments were warranted, Purchaser would bear 100% of the Independent Accounting Firm fees and disbursements; and if the Independent Accounting Firm were to conclude that adjustments of thirty (30) euros were warranted, Warnaco would bear 30% of the Independent Accounting Firm fees and disbursements and Purchaser would bear 70% of the Independent Accounting Firm fees and disbursements). At a reasonable time and place in advance of a hearing before the Independent Accounting Firm: (i) Purchaser and Warnaco shall each provide access to all business records or documents in its respective possession, custody or control that the other party believes in good faith to be relevant to the resolution of any disputed amount; and, (ii) Purchaser and Warnaco shall provide access for examination to any current employee, advisor or agent that the other party believes in good faith to have information relevant to any disputed amount.  Any delay in providing such access shall toll the respective periods set forth above.  For purposes of Section 3.3 hereof, the amounts agreed or determined following the procedures set forth in this Section shall constitute the Closing Liabilities, the Closing Cash and the Closing Net Working Capital Adjustment.

3.3           Payment of the Purchase Price.

(a)             On the Closing Date, for same day value, Purchaser shall deliver the Note and pay to Warnaco the amount equal to the sum of  (i) thirty two million, five hundred thousand (32,500,000) euros, (ii) plus the Estimated Closing Cash, (iii) less the Estimated Closing Liabilities and (iv) plus or minus the Estimated Closing Net Working Capital Adjustment, by wire transfer of immediately available funds to the bank account notified by Warnaco to Purchaser (such notification to be made no later than three (3) Business Days prior to the Closing Date).

(b)           (i) If the Closing Cash is greater than the Estimated Closing Cash, then Purchaser shall pay to Warnaco the amount corresponding to the difference between the Closing Cash and the Estimated Closing Cash and if the Closing Cash is less than the Estimated Closing Cash, then Warnaco shall pay to Purchaser the amount corresponding to the difference between the Estimated Closing Cash and the Closing Cash;  (ii) If the Closing Liabilities are greater than the Estimated Closing Liabilities, then Warnaco shall pay to Purchaser the amount corresponding to the difference between the Closing Liabilities and the Estimated Closing Liabilities and if the Closing Liabilities are less than the Estimated Closing Liabilities, then Purchaser shall pay to Warnaco the amount corresponding to the difference between the Estimated Closing Liabilities and the Closing Liabilities;  (iii) If the difference between the Closing Net Working Capital and the Target Closing Net Working Capital (the "Closing Net Working Capital Adjustment") is greater than the Estimated Closing Net Working Capital Adjustment, then Purchaser shall pay to Warnaco the amount corresponding to the difference between the Closing Net Working Capital Adjustment and the Estimated Closing Net Working Capital Adjustment and if the Closing Net Working Capital Adjustment is lesser than the Estimated Closing Net Working Capital Adjustment, then Warnaco shall pay to Purchaser the amount corresponding to the difference between the Closing Net Working Capital Adjustment and the Estimated Closing Net Working Capital Adjustment.  The amounts owed by each party to the other party under this Section 3.3(b)shall be offset and only net adjustment shall be paid by either party, as the case may be, to the other party.

(c)           Any net amount required to be paid to Purchaser or to Warnaco, as the case may be, pursuant to 3.3(b) shall be paid within five (5) Business Days of the determination referred to in Section 3.2(e) by the wire transfer of immediately available funds to the bank account designated by Warnaco or Purchaser, as applicable, at least three (3) Business Days prior to the due date.

3.4           Allocation of Purchase Price.  The Purchase Price allocations among the Purchased Assets and the Transferred Subsidiaries shall be made as set forth in Exhibit K.  For the purposes of all Taxes, Purchaser and Warnaco agree to report the transactions contemplated by this Agreement as set forth in the allocations under this Section 3.4 and Exhibit K, and that none of them will take any position inconsistent with such allocations on any Tax Return, in any refund claim, in any litigation, or otherwise, without the consent of the other party, except as required by applicable Law.

3.5           Taxes and Withholdings.  All payments to be made by the Purchaser under this agreement shall be paid free and clear of any deduction, withholdings for, or on account of tax, set-offs or counterclaims; in particular, the price as formulated in Section 3.1 is before value added taxes and any other similar taxes as well as any transfer taxes and other similar taxes.  If any deduction or withholding which is required by law, in which case, the sum payable by the Purchaser in respect of such deduction or withholding which is required to be made shall be increased to the extent necessary to ensure that, after making such deduction or withholding, Warnaco or the Asset Sellers receive and retain (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum they would have received had not such deduction or withholding been made or required to be made. If Warnaco or the Asset Sellers subsequently receive a credit of such deduction or withholding, they shall immediately pay the amount of such credit to the Purchaser. No credit shall be deemed received by the Purchaser unless it has relieved Warnaco or the Asset Sellers of a present obligation to pay tax. The provisions of this Section 3.5 shall apply mutatis mutandis to payments that may be due by Warnaco or the Asset Sellers to the Purchaser under this ARTICLE 3.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF WARNACO

Warnaco represents and warrants to the Purchaser that, except as set forth in the Disclosure Schedule, all of the statements contained in this ARTICLE 4 are true as of the date of this Agreement and the Closing Date (or, if made as of a specified date, as of such date).

4.1           Corporate Existence.  Each of Warnaco and the Transferred Subsidiaries is duly organized and validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its organization.  Each of the Asset Sellers and the Transferred Subsidiaries (a) has the requisite corporate or similar power and authority to own, lease and operate its properties and assets, including in the case of the Asset Sellers the properties and assets included in the Purchased Assets, and to carry on the Business as the same is now being conducted by it, and (b) is duly authorized, qualified or licensed to do business in every jurisdiction wherein, by reason of the nature of the Business, the same is required, except where the failure of the foregoing to be true and correct would not, individually or in the aggregate, have a material adverse effect on the business, financial condition or operations of the Business, taken as a whole, or materially impair the Warnaco's ability to consummate the transactions contemplated hereby.

4.2           Corporate Authority.  Warnaco and the Asset Sellers have the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereunder. This Agreement and the other agreements, instruments and documents to be executed, delivered and/or filed in connection herewith (collectively with this Agreement, the "Transaction Documents") by Warnaco and the other Sellers and the consummation of the transactions contemplated hereby and thereby involving such persons have been or, in the case of the other Sellers and the Transaction Documents other than this Agreement, will be prior to the Closing, duly authorized by the Board of Directors (or a duly authorized committee or representative thereof) of Warnaco, and will be duly authorized by such other Sellers, by all requisite corporate, shareholder or other action prior to the Closing, and each of Warnacos has or will have at or prior to the Closing full power and authority to execute, deliver and/or file the Transaction Documents to which it is a party and to perform its obligations hereunder or thereunder.  This Agreement has been duly executed and delivered by Warnaco, and the other Transaction Documents will be duly executed, delivered and/or filed by each of the Sellers party thereto and this Agreement constitutes, and each of the other Transaction Documents when so executed, delivered and/or filed will constitute, a valid and legally binding obligation of the applicable selling party thereto, enforceable against it in accordance with its terms except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at Law).

4.3           Transferred Subsidiaries Stock.  Except as set forth in the Disclosure Schedule, all of the outstanding shares of capital stock of the Transferred Subsidiaries, have been validly issued and, to the extent applicable, are fully paid and nonassessable and are owned by Warnaco or one or more of its Subsidiaries free and clear of all Liens.  Section 4.3 of the Disclosure Schedule sets forth as of the date of this Agreement, for each of the Transferred Subsidiaries the authorized capital stock, the number of shares of outstanding capital stock or the nominal amount of the shares, the number of shares of such outstanding capital stock owned by Warnaco and its Subsidiaries and the name of each such owner.  Except as set forth in the Disclosure Schedule, there are no outstanding options, warrants, calls or other rights of any kind relating to the sale, transfer, registration, issuance or voting of any Transferred Subsidiary Stock or any securities convertible into or exercisable or exchangeable for Transferred Subsidiary Stock.

4.4           Brokers or Finders.  Warnaco has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker's or finder's fee or any other commission or similar fee in connection with the Transaction, except Goldman Sachs, whose fees and expenses will be paid by the Warnaco in accordance with its agreement with such firm.

4.5           Financial Statements.

(a)           Section 4.5(a) of the Disclosure Schedule contains copies of the combined balance sheets of the Business as of December 30, 2006, and December 31, 2007 (the "Balance Sheet Date"), and the related combined statements of operations and combined statements of cash flows for the fiscal year ended on December 30, 2006, and December 31, 2007 (collectively, the "Business Financial Statements").  Subject to Section 4.5(b), the Business Financial Statements have been prepared in good faith, with due care and attention, in compliance with Warnaco’s procedures and with GAAP and consistently applied.

(b)           All of the Business Financial Statements are qualified by the fact that the Business has not operated as a separate "stand alone" entity.  As a result, the Business received certain allocated charges and credits.  Such charges and credits do not necessarily reflect the amounts which would have resulted from arms-length transactions or which the Business would have incurred had it been operated as a stand-alone entity.

(c)           Section 4.5(c) of the Disclosure Schedule contains the balance sheets of each Transferred Subsidiary as of December 30, 2006, and the related audited statements of operations and statements of cash flows for the fiscal year ended on December 30, 2006 (collectively, the "Transferred Subsidiaries Financial Statements" and together with the Business Financial Statements, the "Financial Statements"). The Transferred Subsidiaries Financial Statements are true, correct and complete and fairly present in all material respects the financial condition and the results of operations of the Transferred Subsidiaries as of such dates and for such periods in accordance with French and Italian GAAP respectively.

4.6           No Insolvency.  No Transferred Subsidiary and no Asset Seller (i) has suspended its payments or is unable or deemed to be unable to pay its debts as they become due, (ii) has made an amicable settlement with its creditors or entered into any moratorium or other arrangement with its creditors generally, (iii) is in judicial reorganization or judicial liquidation; (iv) is the object of any proceedings for the reorganization or collective discharge of its liabilities under the Laws of any jurisdiction, (v) has filed any motion, request or petition of bankruptcy, reorganization, suspension of lawsuits or claims by its creditors or the equivalent thereof, or (vi) is under the threat of any such proceedings.  No Transferred Subsidiary is under voluntary liquidation or winding-up or has ceased or proposed to cease to carry on all or a substantial portion of its respective businesses.

4.7           No Undisclosed Liabilities.  Except (a) as disclosed in the Business Financial Statements and (b) for liabilities and obligations incurred in the ordinary course of the Business since the Balance Sheet Date, the Business and the Transferred Subsidiaries have no material liability or obligation of any nature, whether absolute, accrued, contingent or otherwise, required by GAAP to be reflected on a consolidated balance sheet.

4.8           Absence of Certain Changes.  Since the Balance Sheet Date, the Business has been conducted in all material respects in the ordinary course.

4.9           Title to Properties.

(a)           The Transferred Subsidiaries and the Asset Sellers own, lease or otherwise have full and legally enforceable rights to use, all machinery, equipment, and other tangible assets (excluding Real Property assets which are treated in Section 4.10) necessary for the conduct of the Business as presently conducted.

(b)           Except for property sold since the Balance Sheet Date in the ordinary course of the Business, each of the Transferred Subsidiaries and the Asset Sellers has valid title to the other material properties and assets reflected on the Financial Statements.

4.10           Real Property.  Section 4.10 of the Disclosure Schedule sets forth a complete and correct list of all the Real Property owned by the Transferred Subsidiaries or the Asset Sellers in respect of the Business.  The Transferred Subsidiaries and the Asset Sellers have good, valid and marketable title to all such Real Property, in each case free and clear of all Encumbrances (other than immaterial Encumbrances).  There are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any Person (other than the Transferred Subsidiaries and the Asset Sellers) the right to use or occupy any portion of the Real Property owned by the Transferred Subsidiaries or the Asset Sellers.  There are no outstanding options or contractual rights of first refusal to purchase any portion of or interest in such Real Property.

4.11           Leases.  A true and complete copy of each Real Property lease with respect to the Business has heretofore been delivered, or made available, to the Purchaser. Each such lease is valid, binding and enforceable in accordance with its terms and is in full force and effect and grants any Transferred Subsidiary or Asset Seller, as applicable, the right to use and occupy the premises relating thereto (subject to any immaterial Encumbrance).  There is no violation by any Transferred Subsidiary or Asset Seller of any material covenant, condition, restriction or agreement, which may affect the Real Property leased by any Transferred Subsidiary or Asset Seller.  Warnaco has received oral assurances from a representative of the landlord of the premises located at Les Manges, Rillieux La Pape, that the landlord is in principle prepared to renew the lease of such premises, dated July 28, 2000, on commercially reasonable terms, including a reasonable tri annual or annual exit clause.

4.12           Assets.  Except as otherwise provided in this Transaction, the assets of the Transferred Subsidiaries, together with the Purchased Assets and the rights and assets made available pursuant to the Transition Services Agreement, include all the rights and assets necessary for the conduct of the Business, as the Business is conducted on the date hereof and as the Business will be conducted on the Closing Date; to the exclusion of Cash and Cash Equivalents and the Excluded Assets that are not transferred pursuant to this Agreement.  No contracts will be transferred to the Purchaser under this Agreement which do not wholly or substantially relate to the Business.  Except for the persons listed in Schedule 4.12, no employee has been transferred from any Warnaco business to the Business since October 1, 2007.

4.13           Commercial and Other Related Contracts.

(a)           Section 4.13(a) of the Disclosure Schedule sets forth a true and complete list of, and Warnaco has made available to the Purchaser true and complete copies of, each of the following Contracts to which any Transferred Subsidiary or Asset Seller, in respect of the Business, is a party (each a "Material Contract") and neither the Transferred Subsidiaries nor the Asset Sellers have entered into any other agreement, in respect of the Business, oral or written, the purpose or the effect of which would be identical or similar to those listed below and which is not disclosed in the Disclosure Schedule:

(i)           material Contracts relating to distribution logistics that relates to the Business;

(ii)           material partnership or joint-venture Contracts with respect to the Business;

(iii)           material licenses, licensing arrangements and other Contracts providing in whole or in part for the use of, or limiting the use of, Intellectual Property, in respect of the Business;

(iv)           Contracts containing any material restriction or limitation on the ability of any Transferred Subsidiary or Asset Seller, with respect to the Business, to (i) sell or license any product or service to any other Person in any material respect, (ii) engage in any line of business, or (iii) compete with or obtain products or services from any Person;

(v)           Contracts (other than customer or supplier contracts) which are material to the conduct of the Business and operations of the Transferred Subsidiaries taken as a whole (as such Business and operations are currently conducted) and which cannot be terminated, either at all or without payment of a material fee, by the Transferred Subsidiaries or the Asset Sellers, as the case may be, with less than six (6) months advance notice;

(vi)           Contracts under which the consequence of a default or termination would be material to the business or the financial condition, assets, operations or results of operations of the Business taken as a whole;

(vii)           Contracts pursuant to which any Transferred Subsidiary or Asset Seller has, in the context of the Business, any continuing indemnity or similar obligations or undertakings to any third party in respect of the sale of any company or other entity or business, or pursuant to which any Transferred Subsidiary or Asset Seller is the beneficiary of any continuing indemnity or similar obligations or undertakings from any third party in respect of the acquisition of any entity or business;

(viii)                      Contracts pursuant to which the Transferred Subsidiaries or the Asset Sellers have obligations or liabilities, in respect of the Business, as guarantors, co-signers, endorsers or otherwise in respect of the obligations of any Person (other than the Transferred Subsidiaries or the Asset Sellers); and

(ix)           Contracts under which a party would be entitled to terminate such contract or to alter the provisions thereof in the event of a change of control with respect to one of the Transferred Subsidiaries.

(b)           Lejaby SAS has not delivered nor received any termination notice in respect of the agreement with Isalys.

(c)           Except as set forth in the Disclosure Schedule, each Material Contract, in respect of the Business, is in full force and effect.  To the Knowledge of Warnaco, no Transferred Subsidiary and no Asset Seller is in breach of or default under any Material Contract, in respect of the Business, and no event has occurred and no condition exists which, with the lapse of time, the giving of notice, or both, would become a default by a Transferred Subsidiary or an Asset Seller under the provisions of any Material Contract.  No Transferred Subsidiary and no Asset Seller has since January 1, 2007, released or waived any material right or benefit under any Material Contract with respect of the Business.

4.14           Insurance.  The Transferred Subsidiaries and the Asset Sellers maintain, or are entitled to benefit from, insurance coverage of the type and in amounts customarily maintained by Persons conducting businesses or owning or operating assets similar to those of the Business.  Section 4.14 of the Disclosure Schedule sets forth a true and complete list and description of all insurance policies in effect as of the date hereof, providing coverage of €1 million (or its equivalent in American U.S. dollars) or more, with respect to the Business.  All such insurance coverage: (i) is in full force and effect; (ii) complies with all Requirements of Law; and (iii) is reasonably expected to provide adequate coverage for all normal risks incident to the conduct of the Business as currently conducted.  None of the Transferred Subsidiaries or the Asset Sellers is in breach or default under any provision of such insurance coverage.

4.15           Company Litigation.  Except as set forth in the Disclosure Schedule, there is no action, suit, inquiry, Proceeding or investigation by or before any Governmental Body pending or, to the Knowledge of Warnaco, threatened against or involving the Transferred Subsidiaries or the Asset Sellers in respect of the Business, that, if adversely determined, could reasonably be expected to be material to the operations or financial condition of the Business.

4.16           Environmental Matters.

(a)           Except for any matter that is not material to the operations or financial condition of the Business, the Transferred Subsidiaries and the Asset Sellers (i) have complied with all applicable Environmental Laws in respect of the Business, (ii) are not subject to any pending judicial or administrative proceeding alleging the violation of any Environmental Law in respect of the Business, and (iii) have not received any notice of violation of any Environmental Laws in respect of the Business.

(b)           To the Knowledge of Warnaco, there has been no occurrence of any industrial accident or incident, in the context of the Business, resulting in material damage to the environment on any property owned or leased by the Transferred Subsidiaries or the Asset Sellers, in particular resulting from any act, activity or failure to act of the Transferred Subsidiaries or the Asset Sellers.

4.17           Compliance with Laws.  The Transferred Subsidiaries and the Asset Sellers have complied in a timely manner and in all material respects with all Laws material to the conduct of the Business or to the ownership or the use of their properties or assets relating to the Business.

4.18           Employee Benefit Plans.  All Employee Benefit Plans in which the Transferred Subsidiaries and the Asset Sellers participate, in respect of the employees of the Business, are listed in Section 4.18 of the Disclosure Schedule.  There are no amounts past due in respect of any such Employee Benefit Plans in which the Transferred Subsidiaries and the Asset Sellers participate in respect of the Business.  All liabilities with regard to such Employee Benefit Plans as at the Balance Sheet Date have been properly accounted for in the Financial Statements.

4.19           Tax Matters.

(a)           The Transferred Subsidiaries have timely filed or caused to be filed on their behalf with appropriate Taxing Authorities all Tax Returns required to be filed by them on or prior to the date hereof, and such Tax Returns are correct in all material respects.

(b)           All Taxes shown on such Tax Returns as required to be paid by the Transferred Subsidiaries that were due and payable prior to the date hereof have been paid within the required time periods.

(c)           There are no liens for Taxes upon the Business, except for liens for Taxes not yet due.

(d)           Except as set forth in the Disclosure Schedule, there are no pending Tax-related audits, inspections, inquiries, litigation proceedings or claims against the Transferred Subsidiaries.

(e)           There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Tax or deficiencies against the Transferred Subsidiaries.

(f)           Except as set forth in the Disclosure Schedule, none of the Transferred Subsidiaries is a party to any material tax sharing, tax indemnity or other agreement or arrangement with any Person.

(g)           Adequate provisions have been made in the Business Financial Statements and will be made in the Statement to be prepared in accordance with Section 3.2 (d) for all unpaid Taxes.

4.20           Intellectual Property.

(a)           Either the Transferred Subsidiaries or the Asset Sellers own, or are licensed or otherwise possess legally enforceable rights to use, any Intellectual Property.  The Transferred Subsidiaries and the Asset Sellers have taken all reasonably necessary action to maintain and protect each item of Intellectual Property that they respectively own or use.

(b)           To the Knowledge of Warnaco, there are no material conflicts with or material infringements of the Intellectual Property by any Person and the conduct of the Business as currently conducted does not conflict with or infringe upon any Intellectual Property rights of any Person, and neither the Transferred Subsidiaries nor the Asset Sellers have, since the last 12 months entered into any consent, indemnification, forbearance to sue or settlement agreement with any Person with respect to Intellectual Property matters.

(c)           There are no pending actions by and no written notice of infringement has been received from any Person relating to the use by the Transferred Subsidiaries or the Asset Sellers of any Intellectual Property that is owned by the Transferred Subsidiaries or the Asset Sellers, and there are no pending actions noticed by any Person relating to the use by the Transferred Subsidiaries or the Asset Sellers of any Intellectual Property that is licensed to the Transferred Subsidiaries or the Asset Sellers, and, to the Knowledge of Warnaco, the Transferred Subsidiaries or the Asset Sellers are not aware of any circumstance that should give rise to such claim, action or notice.

4.21           Labor Matters.

(a)           Except as set forth in the Disclosure Schedule, the Transferred Subsidiaries and the Asset Sellers comply, in respect of the Business, in all material respects with all applicable labor and employee health and safety Laws, rules and regulations, and in particular with their relevant collective status and collective bargaining agreements, and with all orders from any Governmental Body relating to labor and employee health and safety matters applicable to them.

(b)           Except as set forth in the Disclosure Schedule, there is, in respect of the Business, no labor strike, dispute, slowdown, stoppage or lockout actually pending, or to the Knowledge of Warnaco, threatened against the Transferred Subsidiaries or the Asset Sellers and none of the Transferred Subsidiaries or Asset Sellers has experienced any material work stoppage or other material labor difficulty during the two-year period ending on the date hereof.

(c)           Except as set forth in the Disclosure Schedule, none of the Transferred Subsidiaries or Asset Sellers has effectuated a plant closing in respect of the Business, and there has not occurred a mass layoff, affecting any site of employment or facility of the Transferred Subsidiaries or the Asset Sellers during the two-year period ending on the date hereof in respect of the Business.

4.22           Bank Accounts.  Section 4.22 of the Disclosure Schedule sets forth (a) the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Transferred Subsidiaries maintain, in respect of the Business, safe deposit boxes, checking accounts or other accounts of any nature the available balance of which customarily exceeds €25,000 and (b) the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

4.23           No Other Representations.  Except for the representations and warranties contained in this ARTICLE 4, Warnaco nor any other Person or entity acting on behalf of any of it, makes any representation or warranty or assurances, express or implied, in connection with the transactions contemplated by this Agreement or any other matters.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby makes the following representations and warranties for the benefit of Warnaco as of the date hereof and as of the Closing Date:

5.1           Organization and Standing.

(a)           The Purchaser is a corporation duly organized and validly existing under the Laws of Austria and is not subject to any reorganization, liquidation, insolvency or other similar proceedings under the Laws of any jurisdiction.

(b)           The Purchaser has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such power, authority, and governmental approvals would not have, individually or in the aggregate, a material adverse effect on the Purchaser's ability to consummate the transactions contemplated herein.

5.2           Power and Authority.

(a)           The Person signing this Agreement on behalf of the Purchaser has all requisite power and authority to execute and deliver this Agreement and bind the Purchaser as contemplated herein.

(b)           The Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein.

(c)           The execution and performance of this Agreement and the consummation of the transactions contemplated herein by the Purchaser have been duly authorized by all requisite action, and no other corporate action on the part of the Purchaser is necessary to authorize the execution and performance by it of this Agreement and the consummation of the transactions contemplated herein.

5.3           Valid and Binding.  This Agreement has been duly executed and delivered by the Purchaser, and, assuming due and valid authorization, execution and delivery hereof by Warnaco, this Agreement constitutes a valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws of general application affecting enforcement of creditors' rights generally.

5.4           Financing.

(a)           The Purchaser has available to it, and on the Closing Date will have, funds in an amount sufficient to enable it (x) to consummate all the transactions contemplated herein, without any delay or restriction that would adversely impact the certainty of the Purchaser's ability to so consummate, and (y) pay all fees and expenses required to be paid in connection with such transactions.

(b)           The Purchaser has delivered to Warnaco true and complete copies of all equity and debt commitments for financing to be used to complete the transactions contemplated by this Agreement and there are no other arrangements or agreements that in any way condition, restrict, impair or limit such financing (such as material adverse change, due diligence, delivery of legal opinions or contracts, or other specific conditions to drawing that are not within the Purchaser's sole control).  Each such commitment is valid, binding and in full force and effect.  Each debt financing is extended by one or more lending institutions having at least a Standard & Poor's long term issue rating of "A-" or a Moody's equivalent rating.  No event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute an event of default on the part of the Purchaser under the equity or debt financing documents that has not been waived or remedied to the satisfaction of the lenders or the equity investors.  The Purchaser has fully paid any and all commitment fees or other fees on the dates and to the extent required by the equity or debt financing documents.

5.5           Absence of Litigation.  There is no Proceeding or, to the knowledge of the Purchaser, governmental investigation pending or, to the knowledge of the Purchaser, threatened against the Purchaser or any of its affiliates by or before any Governmental Body that, individually or in the aggregate, would have or would reasonably be expected to impede the ability of the Purchaser to complete the Closing in any respect.

5.6           Consents.  Except for Antitrust Clearances, the Purchaser is not subject to the making of any filing, or otherwise required to obtain any consent, approval, authorization, registration or make any filing by, or with, a Governmental Body, which would condition the execution, delivery or performance by the Purchaser of this Agreement.

5.7           Ability to Evaluate and Bear Risks.  The Purchaser is able to bear the economic risk of purchasing the Business for an indefinite period, and has knowledge and experience in financial and business matters such that it is capable of evaluating the risks of the investment in the Business.

5.8           Investigation by the Purchaser; Sellers' Liability.  The Purchaser has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Business, which investigation, review and analysis was done by the Purchaser and its affiliates and, to the extent the Purchaser deemed appropriate, by its representatives.  In entering into this Agreement, the Purchaser acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations, warranties or assurances of Warnaco or its representatives (except the specific representations and warranties of Warnaco set forth in ARTICLE 4 of this Agreement), and the Purchaser:

(a)           acknowledges that none of Warnaco, the Transferred Subsidiaries, the Asset Sellers or any of their respective directors, officers, shareholders, employees, affiliates, agents, advisors or representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information (including the Due Diligence Information) provided or made available to the Purchaser or its directors, officers, employees, affiliates, controlling persons, agents or representatives, and

(b)           agrees, to the fullest extent permitted by Law, that none of Warnaco, the Transferred Subsidiaries, the Asset Sellers or any of their respective directors, officers, employees, shareholders, affiliates, agents, advisors or representatives shall have any liability or responsibility whatsoever to the Purchaser or its directors, officers, employees, affiliates, controlling persons, agents or representatives on any basis (including in contract or tort) based upon any information provided or made available, or statements made (including in materials furnished in the Due Diligence Information), to the Purchaser or its directors, officers, employees, affiliates, controlling persons, advisors, agents or representatives (or any omissions therefrom), including in respect of the specific representations and warranties of Warnaco set forth in this Agreement, except that the foregoing limitations shall not apply to Warnaco insofar as Warnaco makes the specific representations and warranties set forth in ARTICLE 4 of this Agreement, but always subject to the limitations and restrictions contained in ARTICLE 10.

5.9           Brokers or Finders.  Neither the Purchaser nor any of its affiliates has entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated herein, except Ohana & Co., whose fees and expenses will be paid by the Purchaser in accordance with the Purchaser's agreement with such firm.

ARTICLE 6

COVENANTS

6.1           Interim Operations of the Company.  Except for what (i) is expressly provided for herein or in the Disclosure Schedule, (ii) is required by Law, (iii) is required in connection with the completion of the transactions contemplated by this Agreement, (iv) results from the completion of transactions or projects that have been publicly disclosed prior to the date hereof, (v) is required in connection with the wind down process of Lejaby Taiwan Co. Ltd. as described in Section 6.1 of the Disclosure Schedule, or (vi) may be accepted in writing by the Purchaser (such consent not to be unreasonably withheld or delayed), Warnaco shall use commercially reasonable efforts to procure and cause the Transferred Subsidiaries and the other Asset Sellers to procure that, in respect of the Business, after the date hereof and prior to the Closing Date:

(a)           the Business shall be conducted substantially in the same manner as heretofore conducted, in the ordinary course and consistent with past practice, other than changes in the ordinary course of business;

(b)           None of the Transferred Subsidiaries or Asset Sellers shall, in respect of the Business:  (i) incur or assume any long-term debt, (ii) modify the terms of any material Indebtedness, in any material respect, other than modifications of short term debt in the ordinary course of business and consistent with past practice, or (iii) assume or guarantee the obligations of any other Person, except in the ordinary course of business;

(c)           Except in the ordinary course of business, none of the Transferred Subsidiaries or Asset Sellers shall, in respect of the employees of the Business, make any change in the compensation payable or to become payable to any of its employees (other than normal recurring increases in the ordinary course of business or pursuant to plans, programs or agreements, existing on the date hereof);

(d)           None of the Transferred Subsidiaries or Asset Sellers shall adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Transferred Subsidiaries, the Asset Sellers or the Business;

(e)           None of the Transferred Subsidiaries or Asset Sellers shall change in any material respect any of the accounting methods used by it in respect of the Business unless required or permitted by GAAP;

(f)           None of the Transferred Subsidiaries or Asset Sellers shall take, or agree to or commit to take, any action that would result in any of the conditions to the

Closing set forth in ARTICLE 7 not being satisfied in a material respect, or would make any representation or warranty of Warnaco contained herein inaccurate in any material respect at, or as of any time prior to, the Closing Date, or that would materially impair the ability of Warnaco to consummate the Closing in accordance with the terms hereof or materially delay such consummation; and

(g)           None of the Transferred Subsidiaries or Asset Sellers shall enter into any agreement, contract, commitment or arrangement to do any of the foregoings.

6.2           Access.  After the date hereof and prior to the Closing Date, Warnaco shall give the Purchaser reasonable direct access to the Business and its management.  Marc Lefebvre and Thomas Weber (i) shall represent Purchaser in arranging for such access, (ii) shall coordinate any requests through Jack McLaughlin or his designee and (iii) shall provide reasonable advance notice to Warnaco of any requested access.  Such access shall not interfere with the operations of the Business.

6.3           Other Intercompany Arrangements.

(a)           Prior to the Closing Date, all intercompany accounts between the Transferred Subsidiaries, on the one hand, and Warnaco Inc. and its Subsidiaries (excluding the Transferred Subsidiaries but including  the Asset Sellers), on the other hand (including all promissory notes issued by the Transferred Subsidiaries to Warnaco Inc. or its relevant affiliates), shall be settled on the basis of the latest available information; any amount remaining thereafter shall be settled within twenty (20) Business Days and any dispute thereof shall be treated in accordance with Section 3.2(e) of this Agreement.

(b)           Except as otherwise expressly contemplated by this Agreement, all agreements and commitments, whether written, oral or otherwise, which are solely between the Transferred Subsidiaries and/or the Asset Sellers, with respect to the Business, on the one hand, and Warnaco and/or its affiliates, on the other hand, shall be terminated and of no further effect, simultaneously with the Closing without any further action or liability on the part of the parties thereto.

(c)           All agreements and commitments, whether written, oral or otherwise which are solely between the Transferred Subsidiaries and/or the Asset Sellers, on the one hand, and Warnaco Inc. and/or its affiliates, on the other hand with respect to the name, the brands or the logos of Warnaco Inc. or its affiliates, shall be terminated and of no further effect, simultaneously with the Closing without any further action or liability on the part of the parties thereto ; as a consequence, as of the Closing Date, the Business shall have no right to use the Warnaco name, logo or brand.

6.4           Antitrust and Other Regulatory Filings.

(a)           The Purchaser shall, as promptly as is reasonable as of the date hereof, make such applications as may be necessary to obtain all consents, waivers, approvals,

authorizations or orders and to make all filings (including, without limitation, any Antitrust Clearance(s) and all other filings with Governmental Bodies) lawfully required to be obtained from or filed with all applicable Governmental Bodies in connection with the authorization, execution and delivery of this Agreement by the parties and the consummation by them of the transactions contemplated herein. Without prejudice to the foregoing obligations, the Purchaser undertakes to use its best efforts to ensure that all documents that it files with the competent Governmental Bodies will not be declared incomplete or lead to any suspension of the time periods for approval of the Transaction by the competent Governmental Bodies.

(b)           The Purchaser shall liaise with Warnaco in relation to each step of any procedure undertaken by the Purchaser (or by any of the Purchaser's affiliates, agents or representatives) before the competent Governmental Bodies in connection with the transactions contemplated hereunder and as to the contents of all communications with such Governmental Bodies.  In particular, the Purchaser will not make any notification in relation to the transactions contemplated hereunder without first providing Warnaco with a copy of such notification in draft form and giving Warnaco an opportunity to discuss its content before it is filed with any relevant Governmental Bodies, and shall duly consider and take account of all reasonable comments made by Warnaco in this respect.  The Purchaser shall keep Warnaco regularly informed of the progress of any such procedures and shall permit Warnaco and its advisers and representatives to attend and participate fully in all meetings and to participate fully in all substantive conversations with any relevant Governmental Body or other Person (unless prohibited by a relevant Governmental Body or applicable Law).

(c)           In furtherance and not in limitation of the agreements of the parties contained in this Section 6.4, each party shall use its best efforts to resolve such objections, if any, as may be asserted by a Governmental Body, or a Person in good faith, with respect to the transactions contemplated hereby under any applicable Law.  In connection with the foregoing, if any Proceeding, including any Proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violating any applicable Law, each party shall cooperate in all respects with the other and use its best efforts to contest and resist any such Proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.  The Purchaser shall enter into such agreements with respect to the disposition of any asset or business of the Purchaser or any of its affiliates (including any agreement not to compete in any geographic area or line of business) or take any other such actions as are required in order to obtain clearance from any Governmental Body in order to proceed with the consummation of the transactions contemplated hereby.

6.5           Transition Services Agreement.  At Closing, Warnaco and Purchaser or their respective Subsidiaries will enter into an agreement pertaining to the provision of certain services related to (i) the distribution, warehousing and shipping of the Business' products, (ii) information technology, (iii) credit and collection, (iv) finance, (v) the leasing of shared premises and (vi) the sales distribution in Canada, substantially in the form of the agreement attached as Exhibit A hereto (the "Transition Services Agreement").

6.6           Insurance Policies.

(a)           The Purchaser shall not, and shall cause its affiliates (including the Transferred Subsidiaries after the Closing) not to, assert, by way of claim, action, litigation or otherwise, any right to any Insurance Policy or any benefit under any such Insurance Policy.  Warnaco and its affiliates (other than the Transferred Subsidiaries) shall retain all right, title and interest in and to the Insurance Policies, including the right to any credit or return premiums due, paid or payable in connection with the termination thereof.

(b)           Promptly upon the Closing, the Purchaser shall release, and shall cause its affiliates, including the Transferred Subsidiaries, to release, all rights to all Insurance Policies or similar insurance which covered the Transferred Subsidiaries prior to the Closing Date.  All Insurance Policies issued prior to the Closing Date in the name of or to the Transferred Subsidiaries shall remain with Warnaco or its affiliates.

6.7           Financing Commitment.  The Purchaser shall not amend, modify or terminate, or grant any waiver under the debt or equity financing commitments, or cancel any commitment to fund the consummation of the Transaction in a manner that (i) reduces the aggregate amount of the financing committed thereunder (unless, as far as debt commitments are concerned, the Purchaser has obtained in advance of any such reduction binding equity commitments in the amount of such reduction), or (ii) materially and adversely affects the Purchaser's ability to receive proceeds thereunder at the Closing sufficient to enable the Purchaser to complete the Transaction on the terms contemplated hereby.

6.8           Efforts and Actions to Cause Closing to Occur and Post-Closing Actions.  The parties shall take, or cause to be taken, all actions, and to do, or cause to be done and cooperate with each other in order to do, all things necessary, proper or advisable (subject to any applicable Laws) to consummate the Closing and the other Transactions as promptly as practicable including, but not limited to the preparation and filing of all forms, registrations and notices required to be filed to consummate the Closing and the other Transactions and the taking of such actions as are necessary to obtain any requisite approval, authorization, consent, order, license, permit, qualification, exemption or waiver by any third party or Governmental Body.  Following the Closing, the parties shall use their reasonable efforts, and shall cooperate with each other, to obtain promptly such approvals, authorizations, consents, orders, licenses, permits, qualifications, exemptions or waivers; provided, however, that neither Warnaco nor any of its affiliates shall be required to pay any consideration therefor or waive any right in connection therewith, other than filing, recordation or similar fees payable to any Governmental Body, which fees shall be shared equally by Warnaco and the Purchaser.  To the extent the transfer of a Purchased Asset is not made on the Closing Date, the relevant Asset Seller shall have a continuing obligation to transfer any such Purchased Asset to Purchaser following the Closing Date, and shall implement such steps as may reasonably be required to effectuate such transfer as soon as practicable after such non-transferred Purchased Asset is identified.

6.9           Notices of Certain Events Relating to Representations, Warranties and Covenants.  During the period beginning on the date hereof and ending on the Closing Date, the Purchaser shall promptly notify Warnaco of (i) the occurrence, or failure to occur, of any event, that would be likely to cause any of the representations or warranties made by the Purchaser contained in this Agreement to be untrue or inaccurate in any material respect as of the Closing Date and (ii) any material failure to comply with or satisfy any of the covenants, conditions or agreements to be complied with or satisfied by the Purchaser under this Agreement.

6.10           Refinancing.  On the Closing Date, the Purchaser shall provide the Transferred Subsidiaries with adequate financing to refinance any credit facility or debt instrument of the Transferred Subsidiaries in accordance with their terms, and the Purchaser acknowledges and agrees that Warnaco and each of its respective affiliates shall have no liability therefor or for any other agreements, arrangements or commitments to which the Transferred Subsidiaries are or may be a party.

6.11           Taiwan Co. Ltd.  Warnaco shall purchase all of Lejaby SAS’ equity interests in Taiwan Co. Ltd at or prior to the Closing Date for one (1) euro and cause Lejaby SAS to perform all actions necessary to consummate this sale transaction at or prior to the Closing Date.  The reserve accrued in connection with Taiwan Co. Ltd. will not be included within either the Closing Liabilities or the Closing Net Working Capital. Warnaco shall hold the Business harmless against any and all costs, obligations and liabilities arising out of or in connection with the (i) operation, and/or the (ii) liquidation and/or winding up of Taiwan Co. Ltd.

6.12           Warnaco Srl/Italy.  Warnaco shall cause Warnaco Srl to sell its Calvin Klein Underwear business to Euroretail on or prior to the Closing Date pursuant to a line of business transfer agreement to be executed substantially in the form attached hereto in Schedule 6.12.

6.13           Rillieux Lease.  If Purchaser so requests and provides reasonable and specific instructions, Warnaco shall use its reasonable commercial efforts to secure from the landlord, on or before the Closing Date, a renewal of the lease of the premises located at Les Manges, Rillieux-La-Pape, dated July 28, 2000, on commercially reasonable terms, including a reasonable annual exit clause.

6.14           Knowledge of Breach; Prior Knowledge.  If prior to the Closing the Purchaser shall have actual knowledge of any breach of a representation or warranty of Warnaco, the Purchaser shall promptly notify Warnaco of its knowledge, in reasonable detail, including the amount that it believes, based on the facts actually known to it, would be payable by Warnaco pursuant to the indemnification provisions hereof without reference to any indemnification limitation set forth in ARTICLE 10. No breach by Warnaco of any representation, warranty, covenant, agreement or condition of this Agreement shall be deemed to be a breach of this Agreement for any purpose hereunder, and neither the Purchaser nor any of its affiliates shall have any claim or recourse against Warnaco or its directors, officers, employees, affiliates, agents, advisors or representatives with respect to such breach, under ARTICLE 10 or otherwise, if the Purchaser or any of its affiliates had actual knowledge prior to the execution of this Agreement of such breach or of the threat by a third party of action or inaction that would give rise to such breach or of the circumstances giving rise to such breach.

6.15           Update of Disclosure Schedule.  Warnaco may from time to time prior to or on the Closing Date by notice in accordance with this Agreement supplement or amend the Disclosure Schedule, including one or more supplements or amendments; provided however that no supplement to or amendment of the Disclosure Schedule made after the execution hereof by Purchaser shall affect any right of any Purchaser Indemnified Person to indemnification pursuant to ARTICLE 10 provided further that any such supplement or amendment shall be taken into consideration for purposes of Section 7.3(a) except if, absent such supplement or amendment, the failure of the representation to be true and correct would have a material adverse effect on the business, financial condition or operations of the Business taken as a whole.

ARTICLE 7

CONDITIONS TO CLOSING

7.1           Conditions Precedent to Obligations of Purchaser and Warnaco.  The respective obligations of Purchaser and Warnaco to consummate and cause the consummation of the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by the party for whose benefit such condition exists) at or prior to the Closing Date of each of the following conditions:

(a)           No Injunction, etc.  At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any Governmental Body of competent jurisdiction that is in effect that restrains or prohibits the consummation of any of the transactions contemplated hereby with respect to which the failure to consummate such prohibited transaction (i) could not be remedied in accordance with Section 6.8  and (ii) would have a material adverse effect on the business, operations, assets or financial condition of the Business taken as a whole, following the Closing Date;

(b)           Regulatory Authorizations.  (i) The respective waiting periods under antitrust regulations for the jurisdictions set forth on Exhibit L applicable to the transactions contemplated by this Agreement shall have expired or shall have been terminated and (ii) the government approvals set forth on Exhibit M shall have been received or obtained;

(c)           Transition Arrangements.  Warnaco and Purchaser shall have entered into, or shall have caused their respective Subsidiaries to enter into the Transition Services Agreement; and

(d)           Note.  Purchaser shall have duly executed and delivered the Note;

(e)           Corporate and Shareholder's Approval.  Warnaco and Purchaser shall have caused the execution and consummation of the Transaction to be duly approved substantially in the form attached hereto as Exhibit N.

7.2           Conditions Precedent to the Obligations of Warnaco.  The obligation of Warnaco to consummate and cause the consummation of the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by Warnaco) at or prior to the Closing Date of each of the following conditions:

(a)           Accuracy of Purchaser's Representations and Warranties.  (i) The representations and warranties of Purchaser contained in Section 5.1  (Organization and Standing) and Section 5.1 (Power and Authority) shall be true and correct in all material respects, in each case on the Closing Date as though made on the Closing Date (except to the extent such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct in all material respects as of such date) and (ii) all other representations and warranties of Purchaser contained in this Agreement shall be true and correct, in each case on the Closing Date as though made on the Closing Date (except to the extent such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct as of such date), except for changes permitted or contemplated by this Agreement or to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a material adverse effect on the business, financial condition or operations of the Business, taken as a whole; and

(b)           Covenants of Purchaser.  Purchaser shall have complied in all material respects with all covenants contained in this Agreement to be performed by it prior to the Closing.

7.3           Conditions Precedent to Obligation of Purchaser.  The obligation of Purchaser to consummate and cause the consummation of the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by Purchaser) at or prior to the Closing Date of each of the following conditions:

(a)           Accuracy of Representations and Warranties of Warnaco.  (i) The representations and warranties of Warnaco contained in the first sentence of Section 4.1  (Corporate Existence), Section 4.2 (Corporate Authority) and Section 4.3 (Transferred Subsidiaries Stock) shall be true and correct in all material respects, in each case on the Closing Date as though made on the Closing Date (except to the extent such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct in all material respects as of such date) and (ii) all other representations and warranties of Warnaco contained in this Agreement shall be true and correct, in each case on the Closing Date as though made on the Closing Date (except to the extent such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct as of such date), except for changes permitted or contemplated by this Agreement or to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a material adverse effect on the business, financial condition or operations of the Business, taken as a whole; and

(b)           Covenants of Warnaco.  Warnaco shall have complied in all material respects with all covenants contained in this Agreement to be performed by it prior to the Closing.

ARTICLE 8

CLOSING

8.1           Date and Place of Closing.  Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned pursuant to ARTICLE 9 herein, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place on March 3, 2008, at the offices of Skadden, Arps, Slate, Meagher

& Flom LLP, 68 rue du Faubourg Saint Honoré, 75008 Paris, France, or at such other date and place as agreed between the parties.  The date on which the Closing shall take place is referred to herein as the "Closing Date".  If the Service Agreements described in the IT schedule to the Transition Services Agreement have not been agreed, and if either Party so requests in writing, on or before 12:00 midnight CET on February 26th, the Closing shall take place on March 10, 2008.

8.2           Purchaser Obligations.  At the Closing, Purchaser shall execute, deliver to Warnaco and/or file, or shall cause the Purchaser to execute, deliver to Warnaco and/or file the following in such form and substance (except for clause (a)) as may be indicated in any applicable Exhibit hereto, or as are reasonably acceptable to Warnaco:

(a)           the Purchase Price, as provided in Section 3.1 hereof;

(b)           the documents evidencing shareholders or corporate approvals and listed in Exhibit N;

(c)           the documents described in Sections 7.2 hereof;

(d)           the assignment, transfer and conveyance instruments, with respect to the Transferred Subsidiaries, as set forth in Exhibit H;

(e)           such instruments of conveyance and transfer with respect to the Purchased Assets and Assumed Liabilities as are set forth in Exhibit I hereto;

(f)           the Transition Services Agreement; and

(g)           such other documents and instruments as counsel for Purchaser and Warnaco mutually agree to be reasonably necessary to consummate the transactions described herein.

8.3           Warnaco Obligations.  At the Closing, Warnaco shall execute, deliver to Purchaser and/or file, or Warnaco shall cause one or more of the other Sellers to execute, deliver to Purchaser and/or to file the following in such form and substance as may be indicated in any applicable Exhibit hereto, or as are reasonably acceptable to Purchaser:

(a)           the documents described in Section 7.3 hereof;

(b)           the documents evidencing shareholders or corporate approvals and listed in Exhibit N;

(c)           the assignment, transfer and conveyance instruments, with respect to the Transferred Subsidiaries, as set forth in Exhibit H hereto;

(d)           such instruments of conveyance and transfer with respect to the Purchased Assets and Assumed Liabilities as are set forth in Exhibit I hereto;

(e)           the Transition Services Agreement; and

(f)           such other documents and instruments as counsel for Purchaser and Warnaco mutually agree to be reasonably necessary to consummate the transactions described herein.

ARTICLE 9

TERMINATION

9.1           Termination Events.  Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Transaction abandoned at any time prior to the Closing:

(a)           by the mutual written consent of the parties;

(b)           by the Purchaser or Warnaco if any Governmental Body shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their best reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits the transactions contemplated in this Agreement and such order, decree, ruling or other action shall have become final and non-appealable;

(c)           by Warnaco or by the Purchaser, if the Closing does not occur on or before March 31, 2008, (so long as the party seeking to terminate this Agreement pursuant to this Section 9.1(c) shall not have breached its obligations under this Agreement in any manner that shall have caused the failure to complete the Transaction on or before such date);

(d)           by the Purchaser, if there shall have been a material breach of any of the representations, warranties, agreements or covenants set forth in this Agreement on the part of Warnaco (that is not cured within thirty (30) days of the notice thereof) that would give rise to the failure of a condition set forth in Section 7.3 hereto; and

(e)           by Warnaco, if there shall have been a material breach of any of the representations, warranties, agreements or covenants set forth in this Agreement on the part of the Purchaser that is not cured within thirty (30) days after notice thereof.

9.2           Effect of Termination.  If this Agreement is terminated pursuant to Section 9.1, the obligations hereunder shall automatically cease to be binding on the parties (other than as provided in Section 11.12 (No Survival), and no party shall have any claim hereunder of any nature whatsoever against the other, provided that the foregoing will be without prejudice to (i) the rights of any party in the event of a prior breach hereof by another party and (ii) the provisions of the confidentiality agreement entered into by the parties on May 30, 2007 (the "Confidentiality Agreement"), each of which will survive the termination of this Agreement.

ARTICLE 10

INDEMNIFICATION

10.1           Indemnification by Warnaco. Warnaco shall indemnify and hold the Purchaser Indemnified Persons harmless from and against any and all actual losses (including damages, judgments, expenses, interests, penalties and reasonable attorneys' fees) incurred by the Purchaser that arise out of (a) any breach by Warnaco of any of its respective representations and warranties contained in ARTICLE 4 or (b) any breach by Warnaco of the covenants contained in this Agreement (hereinafter referred to individually as a "Purchaser Loss").

10.2           Survival; Threshold; De Minimis Claims; Maximum Amount.

(a)           Warnaco's indemnification obligations relating to (A) Purchaser Losses  resulting from breaches of representations and warranties or covenants other than those under Section 4.1, 4.2, 4.3 and 4.18, shall survive only until 18 (eighteen) months after the Closing Date and (B) Tax Claims shall survive only until the third anniversary of the Closing Date.  No claim for the recovery of any Purchaser Loss may be asserted by the Purchaser Indemnified Persons after the expiration of the applicable indemnification period (save for Purchaser Losses for breaches of Section 4.1, 4.2, or 4.3); provided, however, that claims first asserted in writing by the Purchaser Indemnified Persons with reasonable specificity prior to the expiration of the applicable indemnification period shall not thereafter be barred by the expiration of the applicable indemnification period.

(b)           No reimbursement for Purchaser Losses asserted under this ARTICLE 10 (save for Purchaser Losses for breaches of Section 4.1, 4.2, 4.3, 4.19 or 10.4) shall be required unless and until the aggregate amount of Purchaser Losses allowable under this ARTICLE 10 exceeds one million five hundred thousand euros (€1,500,000) (hereinafter referred to as the "Threshold"), and, in such event, indemnification shall be made by Warnaco only to the extent that the aggregate amount of such Purchaser Losses exceed the Threshold.

(c)           The Purchaser Indemnified Persons shall not have the right to indemnification for any individual Purchaser Loss which is equal to or less than fifty thousand euros (€50,000) (save for Purchaser Losses for breaches of Sections 4.1, 4.2, 4.3, 4.19 or 10.4), and individual Purchaser Losses which are equal to or less than such amount (save for Purchaser Losses for breaches of Sections 4.1, 4.2, 4.3, 4.19 or 10.4) shall not be counted for purposes of determining whether the aggregate amount of Purchaser Losses exceeds the Threshold.

(d)           In no event shall Warnaco's aggregate liability to the Purchaser Indemnified Persons under this Agreement for breaches of representations or warranties, covenants or agreements, whether pursuant to this ARTICLE 10 or otherwise, exceed nine million euros (€9,000,000) (nine million Euros) (save for Purchaser Losses for breaches of Section 4.1, 4.2, 4.3, 4.19 and 10.4).

10.3           Computation of Purchaser Losses; General Limitations.  Warnaco's indemnification obligations under this ARTICLE 10 are subject to the following additional conditions and limitations.

(a)           Effective Nature of the Purchaser Loss.  A Purchaser Loss shall be eligible for indemnification by Warnaco only to the extent that such Purchaser Loss has effectively been incurred by a Purchaser Indemnified Person.  Without limiting the generality of the foregoing:

(i)           Purchaser Losses shall be quantified on an after-Tax basis and shall be otherwise determined net of any Tax Benefit, insurance proceeds, indemnity payments and other compensation to which the Purchaser is entitled from Persons other than Warnaco in respect of such matter;

(ii)           if any amount related to a Purchaser Loss is subsequently recovered by the Purchaser, in whole or in part, from any third party (including any insurer or Taxing Authority) after indemnification by Warnaco, the amounts so recovered shall be promptly reimbursed to Warnaco;

(iii)           Warnaco shall not be held liable for indemnification of any Purchaser Loss sustained by a Purchaser Indemnified Person, to the extent that such Purchaser Loss is compensated by a gain accruing to the benefit of a Purchaser Indemnified Person;

(iv)           any deficiency assessed by the Tax or social security authorities whose sole effect is to shift a Tax liability from one fiscal year to another shall give rise to indemnification only insofar as one of the Purchaser's Subsidiaries is required to pay a penalty or interest charge in relation thereto;

(v)           any deficiency assessed with regard to a Tax, such as a value-added Tax, which is recoverable, shall give rise to indemnification only insofar as the Purchaser or Purchaser's Subsidiary is required to pay a penalty or interest charge in relation thereto.

(b)           Presently Ascertainable Nature of Purchaser Loss

(i)           A Purchaser Loss shall be eligible for indemnification hereunder only insofar as the Purchaser Indemnified Person in question has actually incurred a loss and its amount can be ascertained with specificity.

(ii)           Without limiting the generality of the foregoing, in the event that any of the Purchaser Indemnified Persons is required to make a payment in connection with a Third Party Claim, Warnaco shall not be required to make any indemnification payment hereunder before such payment has actually been made by such Purchaser Indemnified Person to such third party, unless such payment is made in connection with a Third-Party Claim which has been settled with Warnaco's prior written consent, as provided in Section 10.4 below, or has been established by a court or arbitration panel.

(iii)           Warnaco shall not be held liable for any indirect, incidental or consequential loss (including any loss of profits) or damage to the Purchaser Indemnified Persons' image, reputation or goodwill.

(c)           Purchaser's losses not attributable to Warnaco

(i)           A Purchaser Loss may give rise to indemnification by Warnaco only to the extent that it arises out of an event, an omission or a circumstance occurring prior to the Closing.

(ii)           Warnaco shall not be held liable for indemnification to the extent that any Purchaser Loss is directly attributable to any act or omission of a Purchaser Indemnified Person after the Closing Date, including any change in the accounting methods or in the insurance coverage of a Purchaser Indemnified Person after such date.

(iii)           Purchaser Losses shall not include any damage to the extent attributable to a failure by a Purchaser Indemnified Person to take all reasonable actions to mitigate damages after such Purchaser Indemnified Person became aware of the event or omissions which caused such damages (it being understood that the concept of mitigation of damages shall be applied with regard to what is commercially reasonable and feasible for the Purchaser Indemnified Person under the circumstances).

(iv)           In the event that a Purchaser Loss giving rise to a claim for indemnification hereunder is curable, in whole or in part, with commercially reasonable means, the Purchaser shall give Warnaco a reasonable opportunity to implement such a cure prior to Warnaco being obligated to indemnify the Purchaser.

(v)           Notwithstanding anything to the contrary contained in this ARTICLE 10, and regardless of whether or not disclosed in Section 4.15 of the Disclosure Schedule, no fact, matter or issue arising out of or connected with any action, suit, inquiry, Proceeding or investigation (other than a Tax Claim not relating to Employment Taxes and other than any action, suit, inquiry, Proceeding or investigation which has come to the Knowledge of Warnaco and which is not included in the Disclosure Schedule) shall give rise to or constitute a breach of a representation, warranty or covenant hereunder, no consequence of any such dispute shall constitute a Purchaser Loss or Third Party Claim for the purposes of ARTICLE 10 hereof and Warnaco shall have no indemnification or other obligation towards any Purchaser Indemnified Persons with respect to any such dispute.

(d)          Other computation rules

(i)           In the event of any Purchaser Loss sustained by a Purchaser Indemnified Person (other than the Purchaser), Warnaco's indemnification shall not exceed the percentage of such Purchaser Loss equal to the percentage of the equity of such Purchaser Indemnified Person owned, directly or indirectly, by the Purchaser on the date such Purchaser Loss is sustained;

(ii)           the amount of any indemnification by Warnaco shall not exceed such percentage of the Purchaser Loss actually suffered by the Purchaser Indemnified Person concerned, irrespective of any multiple, price earning ratio or equivalent ratio used either directly or indirectly by the Purchaser in calculating the price of the Business;

(iii)           Purchaser Losses shall be determined net of provisions or reserves reflected on the Financial Statements, but only to the extent (and without affecting the other provisions of this Agreement) that they have been identified with specificity and recorded in the Financial Statements (or the notes thereto) and they relate to the Purchaser Loss being determined hereunder.

(e)           Miscellaneous

(i)           Warnaco shall not be required to indemnify the Purchaser with respect to any Purchaser Loss resulting from any change in Law (including Environmental and Tax Laws and changes with retroactive effects) after the Closing Date.

(ii)           In the event that any indemnity is paid by Warnaco to the Purchaser under this ARTICLE 10, the Purchaser shall, if so requested by Warnaco in writing, use its best endeavors to preserve all rights which it or the relevant Purchaser Indemnified Person may have against third parties in connection with the corresponding Purchaser Loss and, whenever possible, shall grant to or procure for Warnaco subrogation rights.

(iii)           In the event that Warnaco has paid any amount to the Purchaser hereunder, and that a fact emerges subsequently which would have given rise to a reduction of such amount hereunder if it had been known at the time of such payment, the Purchaser shall reimburse to Warnaco an amount equal to such reduction.

(iv)           Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

10.4           Specific Matters.  Warnaco shall promptly reimburse to Lejaby SAS any termination compensation (indemnités de licenciement, excluding accrued compensation, notice period wages and accrued vacation), paid to any member of the Supervisory Board, regardless of whether the basis of such payment is a contract as a board member, (executive) manager or consultant, provided that (i) the dismissal decision has been validly notified to the members of the Supervisory Board in writing within six months following the Closing Date, (ii) Warnaco has been consulted, in a timely manner, prior to the notification of the dismissal and at all critical junctures thereafter (if Purchaser fails in good faith to consult Warnaco on any such matter, Purchaser´s right to indemnification shall be reduced to the extent such failure may have contributed to increase the termination compensation amounts payable), (iii) Lejaby SAS has not, by its acts or omissions following the Closing Date caused such payments to be excessive or unreasonable (in which case, Purchaser´s right to indemnification shall be reduced to the extent that such act or omission may have contributed to increase the termination compensation amounts payable) and (iv) no settlement has been made without Warnaco’s prior written approval, which may not be unreasonably withheld.  In addition, subject to the limitations set forth in this ARTICLE 10, Warnaco shall indemnify and hold the Purchaser Indemnified Persons harmless from and against any Purchaser Loss or Third Party Claim relating to or arising out of:

(a)           the participation of any Employee in the Warnaco stock option plan;

(b)           the failure of the lease-management agreement (contrat de location-gérance) between Euralis SAS and Lejaby SAS dated January 16, 1997, as amended on November 4, 2004, to comply with applicable French Laws; and

(c)            (i) the past operation of the Calvin Klein Underwear business by Warnaco Srl, (ii) the sale of this business (including any warranty obligations), (iii) the termination of employees of the Calvin Klein Underwear business by Warnaco Srl or their transfer to Euroretail and (iv) the employment of such employees of Warnaco Srl which are employed by Warnaco Srl in its Calvin Klein Underwear business and who have not been terminated or transferred to Euroretail or any other party.

The amount of Warnaco’s indemnification obligations under this Section 10.4 shall be determined net of any provision or reserve, which has either increased the Liabilities or reduced the Net Working Capital.

10.5           Notice of claims; Defense.  .  The Purchaser shall give Warnaco prompt notice of any third-party claim that may give rise to any indemnification obligation under this ARTICLE 10 (such a claim being herein referred to as a "Third Party Claim"), together with the estimated amount of such claim.  Warnaco shall have the right to assume the defense (at Warnaco's expense) of any such claim through counsel of Warnaco's own choosing by so notifying the Purchaser). If Warnaco assumes such defense, the Purchaser shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by Warnaco, it being understood that Warnaco shall control such defense.  If Warnaco chooses to defend or prosecute a third-party claim, the Purchaser shall cooperate in the defense or prosecution thereof, which cooperation shall include, to the extent reasonably requested by Warnaco, the retention, and the provision to Warnaco, of records and information reasonably relevant to such third-party claim, and making employees of the Purchaser Indemnified Persons available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  If Warnaco chooses to defend or prosecute any third-party claim, the Purchaser shall agree to any settlement, compromise or discharge of such third-party claim that Warnaco may recommend and that, by its terms, discharges the Purchaser from the full amount of liability in connection with such third-party claim. None of the Purchaser, any of its affiliates, the Company or any Company Subsidiary may settle or otherwise dispose of any Claim for which Warnaco may have a liability under this Agreement without the prior written consent of Warnaco, which consent may be withheld in the sole discretion of Warnaco, unless the Purchaser fully indemnifies Warnaco in writing with respect to such liability in a manner satisfactory to Warnaco. Warnaco shall not be liable under this Section 10.5 for any settlement, compromise or discharge effected without its consent in respect of any claim for which indemnity may be sought hereunder.  No indemnified party shall take any action the purpose of which is to prejudice the defense of any claim subject to indemnification hereunder or to induce a third party to assert a claim subject to indemnification hereunder.

10.6           Mitigation.  The Purchaser and its affiliates shall cooperate with Warnaco with respect to resolving any claim or liability with respect to which Warnaco may be obligated to indemnify the a Purchaser Indemnified Party hereunder, including by making commercially reasonable efforts to mitigate or resolve any such claim or liability.

10.7           Resolution of All Tax-Related Disputes.  If Warnaco and the Purchaser cannot agree on the calculation of any amount relating to Taxes or the interpretation or application of any provision of this Agreement relating to Taxes, such dispute shall be resolved by an internationally recognized accounting firm, acting as arbitrator, mutually acceptable to each of Warnaco and the Purchaser, whose decision shall be final and binding upon all Persons involved and whose expenses shall be shared equally by Warnaco and the Purchaser.

10.8           Sole Remedy.  .  The Purchaser's rights to indemnification as provided for in Section 10.1 for a breach of Warnaco's representations, warranties or covenants contained in this Agreement (other than those under Section 4.1, 4.2 or 4.3) shall constitute the Purchaser's sole remedy for such a breach, and Warnaco shall not have any other liability or damages to the Purchaser resulting from the breach; this remedial limitation shall however not apply to breaches of Section 4.1, 4.2 or 4.3.

10.9           Indemnification by the Purchaser.  The Purchaser shall indemnify and hold the Seller Indemnified Persons harmless from and against (net of the amount of any Tax Benefits received by Warnaco as a result of the payment or accrual of any of the following) all actual losses, liabilities, damages, judgments, settlements and expenses (including reasonable attorneys' fees and expenses) that directly arise out of (i) any breach by the Purchaser of any of its representations and warranties contained in ARTICLE 5 or (ii) any breach by the Purchaser of any of its covenants contained in this Agreement.

10.10         Tax Effect of Indemnification Payments.  All indemnity payments made by Warnaco to Purchaser Indemnified Persons, or by the Purchaser to any Seller Indemnified Person, pursuant to this Agreement shall be treated for all Tax purposes as adjustments to the consideration paid with respect to the acquisition of the Business.

ARTICLE 11

GENERAL PROVISIONS

11.1           Cooperation.  Each of the parties hereby agrees to use its best efforts to take all measures or to ensure that all measures necessary or useful are taken in a timely manner for the completion of the transactions provided for in this Agreement.  In the event that after the Closing Date, any additional measures are necessary or desirable for the completion of the transactions contemplated herein, the parties shall take all such measures, or shall ensure that they are taken.

11.2           Confidentiality.  The provisions of the Confidentiality Agreement shall remain binding and in full force and effect until the Closing.  The information contained herein, in the Disclosure Schedule or delivered to the Purchaser or its authorized representatives pursuant hereto shall be subject to the Confidentiality Agreement until the Closing and, for that purpose and to that extent, the terms of the Confidentiality Agreement are incorporated herein by reference.  Except as otherwise provided in this Agreement, the Purchaser shall cause its consultants, advisors and representatives to treat the terms of this Agreement after the date hereof as strictly confidential (unless compelled to disclose by judicial or administrative process or, in the opinion of legal counsel, by other requirements of Law).

11.3           Announcements.  Except to the extent required by applicable Law, and subject to the terms of the Confidentiality Agreement, the parties will mutually agree on the nature, content and timing of any and all publicity, public announcements, press releases, or other public disclosures regarding this Agreement or the transactions specifically contemplated herein (including, but not limited to, on any web site).  Notwithstanding the foregoing, the Purchaser also acknowledges that Warnaco may disclose this Agreement and the transactions contemplated hereby in filings with the United States Securities and Exchange Commission and NASDAQ without requiring any consent from the Purchaser.

11.4           Absence of Third Party Rights – Assignment.

(a)           No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party.

(b)           Notwithstanding the above, the Purchaser shall have the right to have one of its Subsidiaries (a "Substituted Subsidiary") succeed to and be substituted for all or part of its rights and obligations under this Agreement and become the Purchaser under this Agreement provided that (i) the Purchaser shall provide written notice to Warnaco of any such substitution prior to such substitution; (ii) Warnaco shall have consented in writing to such substitution; and (iii) the Purchaser hereby guarantees, and shall remain jointly (solidairement) and indivisibly (indivisiblement entre eux) liable for, the Substituted Subsidiary's performance of any and all obligations of the Purchaser under this Agreement.

11.5           Entire Agreement.  This Agreement sets forth all of the promises, covenants, agreements, conditions and undertakings between the parties relating to the subject matter hereof and supersedes all prior or contemporaneous agreements and understandings, negotiations, inducements or conditions, express or implied, oral or written (other than the Confidentiality Agreement) of the parties with respect to the subject matter hereof.  The Purchaser acknowledges that neither Warnaco nor any of its affiliates, agents or representatives make any representation or warranty, either express or implied, as to the accuracy or completeness of (and agrees that none of such Persons shall have any liability or responsibility to it in respect of) any of the information (including the Due Diligence Information) provided or made available to the Purchaser or its agents or representatives.

11.6           Waivers and Amendments.  No modification of or amendment to this Agreement shall be valid unless set forth in an instrument in writing signed by each of the parties hereto.  Any waiver of any term or condition of this Agreement must be set forth in an instrument in writing signed by the waiving party and must refer specifically to the term or condition to be waived and to the circumstances of such waiver.  No such waiver shall be deemed to constitute a waiver applicable either to other circumstances involving the same term or condition or to any other term or condition of this Agreement. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at Law or in equity, and no custom or practice of the parties at variance with the terms hereof, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

11.7           Severability.  If any term or other provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced under any rule of Law in any particular respect or under any particular circumstances, such term or provision shall nevertheless remain in full force and effect in all other respects and under all other circumstances, and all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

11.8           Interest.  Any amount required to be paid hereunder which is not paid by the due date for payment of such amount as provided herein shall bear interest at the Reference Rate plus thirty (30) basis points, inclusive of the due date and the actual date of payment.

11.9           Notices and Communications.  Except as otherwise specifically provided for hereunder, all notices and communications provided for herein shall be deemed to have been duly given if delivered to the following addresses:

- If to the Purchaser, to:

Palmers Textil AktiengesellschaftPalmersstrasse 6-8A-2351 Wiener Neudorf

Attention:  DI (ETH) Thomas Weber

With a copy to:   Schuppich Sporn & Winischhofer
  Falkestrasse 6, A-1010 Vienna, Austria
  Attention: Dr. Haig Asenbauer, Esq.

- If to Warnaco, to:
The Warnaco Group, Inc.
501 Seventh Avenue, New York, New York, USA
Attention:  Warnaco Inc., General Counsel

With a copy to:    Skadden, Arps, Slate, Meagher & Flom LLP
  68, rue du Faubourg Saint-Honoré, 75008 Paris, France
  Attention:  Christopher Baker, Esq.

or to such other addresses as the addressees shall indicate in accordance with the provisions of this Section 11.9.  All notices or communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made (i) on the date stated on the receipt, if hand delivered or sent by overnight courier, against a receipt signed and dated by or on behalf of the addressee, (ii) on the date of the first presentation to the addressee, if sent by registered mail with return receipt requested, or (iii) on the day after the date of dispatch, if sent by facsimile or telecopy (with a copy simultaneously sent by overnight courier, postage prepaid, return receipt requested).

11.10              Costs.  Each party shall be responsible for payment of all fees and costs respectively incurred in connection with this Agreement and the transactions contemplated herein, including the fees and disbursements of their respective financial advisors, accountants, attorneys and other advisors, whether or not mandated.  The Purchaser shall be responsible for payment of all Transfer Taxes incurred in connection with this Agreement and the transactions contemplated herein.

11.11              Specific Performance.  Each party agrees that it could be irreparably injured by a breach of this Agreement by the other party, that money damages will not be an adequate and/or fully sufficient remedy for any breach of this Agreement and that, in addition to all other remedies available at Law, each party shall be entitled to injunctive relief and specific performance as a remedy for any such breach.

11.12              No Survival.  Except for the Surviving Provisions, (i) none of the representations, warranties, covenants or agreements contained herein shall survive the Closing and (ii) from and after the Closing Date, no Person shall have any further obligation, nor shall any claim be asserted or action be brought, with respect thereto.

11.13               Governing Law and Disputes.  This Agreement shall be governed by the Laws of the French Republic.  All disputes arising in connection with this Agreement, including its interpretation or performance, shall be submitted to the sole jurisdiction of the Commercial Court (tribunal de commerce) of Paris and, as to appeals, to the Cour d'Appel of Paris.

Made in Vienna, on February 14, 2008, in four (4) original copies.

WARNACO NETHERLANDS BV	PALMERS TEXTIL AKTIENGESELLSCHAFT

/s/ Helen McCluskey	/s/ Thomas Weber

By: Helen McCluskey	By: Thomas Weber